UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2021

BEACON ROOFING SUPPLY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50924	36-4173371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Huntmar Park Drive, Suite 300, Herndon, VA 20170

(Address of Principal Executive Offices) (Zip Code)

(571) 323-3939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.01 par value	BECN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

New Senior Secured Credit Facilities

On May 19, 2021 (the “Closing Date”), Beacon Roofing Supply, Inc. (“Beacon” or the “Company”) entered into (i) an amended and restated term loan credit agreement (the “Term Loan Credit Agreement”) with Citibank, N.A., as administrative agent and collateral agent, the Company, as borrower, and the lenders from time to time party thereto, providing for a senior secured term loan B facility with an initial commitment of $1.00 billion (the “Term Loan Facility”) and (ii) a second amended and restated credit agreement (the “ABL Credit Agreement” and, together with the Term Loan Credit Agreement, the “New Credit Agreements”) with Wells Fargo Bank, N.A. as administrative agent and collateral agent, certain subsidiaries of the Company as borrowers, the Company and certain of its subsidiaries as guarantors, and the lenders and financial institutions from time to time party thereto, providing for a senior secured asset-based revolving credit facility with an initial commitment of $1.30 billion (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “New Senior Secured Credit Facilities”).

Interest.  The interest rates applicable to borrowings under the Term Loan Facility and the Revolving Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the Company’s option, (i) a base rate, plus an applicable margin, or (ii) a reserve-adjusted London Interbank Offered Rate (“LIBOR”), plus an applicable margin (or, in the case of Revolving Credit Facility borrowings denominated in Canadian dollars, the Canadian dollar bankers’ acceptances rate).

The applicable margin for the Term Loan Facility ranges, depending on Beacon’s consolidated total leverage ratio (consolidated total indebtedness to consolidated EBITDA, each as defined in the Term Loan Credit Agreement), from 1.25% to 1.50% per annum in the case of base rate borrowings and 2.25% to 2.50% per annum in the case of LIBOR borrowings. The applicable margin for Revolving Credit Facility borrowings will be based on the Company’s quarterly average excess availability as determined by reference to a borrowing base and ranges from 0.25% to 0.75% per annum in the case of base rate borrowings and 1.25% to 1.75% per annum in the case of LIBOR borrowings.

Repayments.  In connection with the Term Loan Facility, Beacon must make scheduled quarterly principal payments of $2,500,000, with the balance of the principal due on the seventh anniversary of the Closing Date.

Prepayments.  Subject to certain exceptions, the Term Loan Facility is subject to mandatory prepayments, including the amount equal to: (i) 100% of the net cash proceeds from issuances or the incurrence of debt for borrowed money by the Company or any of its restricted subsidiaries (other than certain indebtedness permitted by the Term Loan Facility); (ii) 100% (with stepdowns to 50% and 0% based upon achievement of specified consolidated secured leverage ratios (consolidated secured indebtedness to consolidated EBITDA, each as defined in the Term Loan Credit Agreement)) of the net cash proceeds from all non-ordinary course asset sales or other dispositions of property (including as a result of the sale of equity securities of any subsidiary of the Company to a third-party) by the Company or any of the restricted subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions (including with regard to ABL Priority Collateral (as defined below)); (iii) 100% of the net cash proceeds from insurance and condemnation events of the Company or any of the restricted subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; and (iv) 50% (with stepdowns to 25% and 0% based upon achievement of specified consolidated secured leverage ratios) of annual excess cash flow of the Company and its subsidiaries, commencing with the fiscal year of the Company ending on or about September 30, 2022 and subject to customary exceptions and limitations. Beacon may voluntarily prepay outstanding loans under the Term Loan Facility at any time subject to customary “breakage” costs with respect to LIBOR loans and subject to a prepayment premium of 1.00% in connection with certain repricing events that may occur within six months after the Closing Date.

The Revolving Credit Facility is required to be prepaid to the extent extensions of credit thereunder exceed the applicable borrowing base. In addition, if excess availability as determined by reference to a borrowing base falls below a specified threshold or if certain events of default occur under the Revolving Credit Facility, all cash proceeds of collateral pledged under the Revolving Credit Facility will be applied to repay the Revolving Credit Facility or secure certain obligations thereunder, subject to the right to reborrow thereafter under the Revolving Credit Facility. The borrowers may voluntarily repay and reborrow outstanding loans under the Revolving Credit Facility at any time without a premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Maturity.  The Term Loan Facility will mature seven years from the Closing Date. The Revolving Credit Facility will mature five years from the Closing Date.

Guarantee and Security.  Borrowings under the Term Loan Facility are guaranteed by certain of the Company’s existing and future domestic subsidiaries, subject to customary exceptions and limitations. Borrowings under the Revolving Credit Facility are guaranteed by the Company and certain of the Company’s existing and future domestic subsidiaries; additionally, Beacon Canada, Inc. (a domestic subsidiary with no material assets other than stock in a foreign subsidiary) guarantees the obligations under the Revolving Credit Facility and Beacon Roofing Supply Canada Company, an unlimited liability company organized under the laws of Nova Scotia, is a Canadian borrower under the Revolving Credit Facility but, in each case, do not guarantee borrowings under the Term Loan Facility. Borrowings under the Revolving Credit Facility by Canadian subsidiaries of the Company may also be guaranteed by certain non-U.S. subsidiaries of the Company, if any (and any such foreign subsidiary will not guarantee the borrowings under the Term Loan Facility).

The Revolving Credit Facility is secured by a first-priority lien over substantially all of the Company’s and each guarantor’s accounts, chattel paper, deposit accounts, books, records and inventory (as well as intangibles related thereto), subject to certain customary exceptions (the “ABL Priority Collateral”) and a second-priority lien over substantially all of the Company’s and each guarantor’s other assets, including all of the equity interests of any subsidiary held by the Company or any guarantor, subject to certain customary exceptions (the “Non-ABL Priority Collateral”). The Term Loan Facility is secured by a shared first-priority lien on the Non-ABL Priority Collateral and a shared second-priority lien on the ABL Priority Collateral.

Covenants.  The Revolving Credit Facility contains a springing financial covenant that requires the Company, after failure to maintain a specified minimum amount of the Company’s availability to borrow under the Revolving Credit Facility, to comply with a minimum fixed charge coverage ratio (consolidated EBITDA less capital expenditures to fixed charges, each as defined in the ABL Credit Agreement) of 1.00 to 1.00 as of the end of each fiscal quarter (in each case, calculated on a trailing four fiscal quarter basis). Under the Revolving Credit Facility, consolidated EBITDA includes additional add-backs to net income for certain costs, fees, taxes, losses, charges, write-offs, write-downs and expenses, and consolidated fixed charges include cash interest expenses, scheduled principal payments in respect of indebtedness, income taxes paid in cash and certain restricted payments. To the extent the Company is able to maintain such minimum amount of availability to borrow under the Revolving Credit Facility for a period of at least 30 consecutive days, the Company would no longer be required to comply with such minimum fixed charge coverage ratio (unless and until the Company subsequently fails to meet such minimum borrowing availability requirement).

In addition, the New Senior Secured Credit Facilities are subject to negative covenants that, among other things and subject to certain exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to: (i) incur indebtedness (including guarantee obligations); (ii) incur liens; (iii) engage in mergers or other fundamental changes; (iv) dispose of certain property or assets; (v) make certain payments or other distributions; (vi) make certain acquisitions, investments, loans and advances; (vii) prepay certain indebtedness; (viii) change the nature of their business; (ix) engage in certain transactions with affiliates; (x) engage in sale-leaseback transactions; and (xi) enter into certain other restrictive agreements.

Events of Default.  The New Credit Agreements also contain certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs and is not cured or waived, the lenders under the New Senior Secured Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the New Senior Secured Credit Facilities and all actions permitted to be taken by a secured creditor.

Incremental Facilities.  The Term Loan Credit Agreement provides that the Company may at any time, and from time to time, request incremental term loans up to the greater of (i) the excess, if any, of (a) the greater of (1) $465 million and (2) 100% of Consolidated EBITDA (as defined therein) for the period of four consecutive fiscal quarters of the Company ending on, or immediately prior to, such time for which internal consolidated financial statements of the Company are available, over (b) the aggregate amount of all incremental term loan commitments previously utilized (or incremental equivalent debt previously incurred), and (ii) such other amount so long as such amount at such time could be incurred without causing the pro forma consolidated secured leverage ratio to exceed 3.75 to 1.00. Under the Revolving Credit Facility, the Company may at any time, and from time to time, request an increase in the revolving loan commitments up to an aggregate principal amount of $800.0 million (up to $50.0 million of which can be used to increase the aggregate principal amount of revolving loan commitments available to be drawn by our Canadian subsidiary). The lenders under the New Senior Secured Credit Facilities are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans are subject to certain customary conditions precedent.

The foregoing description of the New Credit Agreements do not purport to be complete and are qualified in their entirety by reference to the New Credit Agreements, copies of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On May 19, 2021, the Company completed its previously announced redemption of all $1.30 billion in aggregate principal amount of its 4.875% senior unsecured notes due 2025 (the “2025 Senior Notes”). In accordance with the redemption provisions of the 2025 Senior Notes and that certain Indenture, dated as of October 25, 2017, between Beacon Escrow Corporation (the “Escrow Issuer”) and U.S. Bank National Association, as trustee, as amended by that certain Supplemental Indenture, dated as of January 2, 2018 (the “Supplemental Indenture”), pursuant to which the Escrow Issuer issued the 2025 Senior Notes and the Company assumed the obligations of the Escrow Issuer under the 2025 Senior Notes and certain subsidiaries of the Company provided guarantees of the 2025 Senior Notes pursuant to the Supplemental Indenture, the 2025 Senior Notes were redeemed at a price equal to 102.438% of the principal amount, plus accrued and unpaid interest on the 2025 Senior Notes to, but excluding, the date of redemption.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1

Amended and Restated Term Loan Credit Agreement, dated May 19, 2021, by and among Beacon Roofing Supply, Inc., as borrower, Citibank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto.

10.2

Second Amended and Restated Credit Agreement, dated May 19, 2021, by and among Beacon Roofing Supply, Inc., as a guarantor, certain subsidiaries of Beacon Roofing Supply, Inc., party thereto as borrowers, and lenders from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent for the lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: May 21, 2021	By:	/s/ FRANK A. LONEGRO
Frank A. Lonegro
Executive Vice President & Chief Financial Officer